Exhibit 99.1

Contact: Gerald B. Lichtenberger V.P. of Business Development Tel: (845) 365-0600

Vision Sciences Reports Fiscal Year Results

Medical Revenues Increase 9% and Per Share Net Loss Declines

EndoSheath® Annual Unit Volume Exceeds 322,000

Natick, Mass. — June 4, 2003 — Vision-Sciences, Inc., (NasdaqSC: VSCI) today announced results for the quarter and fiscal year ended March 31, 2003.  For the fiscal quarter, revenues decreased 5% to $1.55 Million, from $1.63 Million in the same period in fiscal year 2002.  Net loss for the quarter was $510,000, or $0.02 per share.  By comparison, net loss in the fourth fiscal quarter of 2002 was $747,000, or $0.03 per share.  For fiscal 2003, revenues decreased 4% to $6.43 Million, as compared to $6.71 Million in fiscal 2002.  The net loss for fiscal 2003 was $1.71 Million, or $0.06 per share, compared to a net loss of $1.89 Million, or $0.07 per share for fiscal 2002.  Full results for fiscal year 2003 will be reported in the Company’s Annual Report on Form 10-K, which is expected to be filed with the SEC in June 2003.

In fiscal 2003, medical segment revenues increased by $311,000, or 9%, while industrial segment revenues declined by $595,000, or 18%, compared to fiscal 2002.  The increase in medical segment revenues was due primarily to a 33% increase in the number of EndoSheaths® sold to the Ear-Nose-Throat (“ENT”) market, which resulted in a 25% increase in dollar revenues.  The decrease in industrial segment revenues was due primarily to lower unit sales volume stemming from continued slowness in the aircraft engine markets.  We expect sales for this segment to remain flat for the fiscal year ending March 31, 2004.

“We are encouraged by the steady sales growth of EndoSheaths to the ENT market, both domestic and international,” stated Ron Hadani, President and CEO of Vision-Sciences, Inc.  “In addition, our manufacturing costs to produce these EndoSheaths have declined significantly, due to the installation of new manufacturing equipment that reduces the labor needed to manufacture EndoSheaths.  We are focused on further reducing our production costs, which we hope will lead to increased gross margins.  We are pleased to report that, even though total medical segment revenues declined slightly in the three months ended March 31, 2003, the gross margin for this segment improved, compared to the same three months in fiscal 2002, due to a better mix of products and lower manufacturing costs.”  Commenting further, Mr. Hadani stated that “Operating expenses for the medical segment declined from the same period last year, and we think this expense control, combined with the improved gross margins bodes well for our fiscal 2004.”

Vision-Sciences, Inc. develops, manufactures and markets unique flexible endoscopic products utilizing sterile disposable sheaths (the EndoSheath® system) which provide the users quick, efficient product turnover while ensuring the patient a contaminant-free product.  Information about the Company’s products is available on the internet at www.Endosheath.com, and Company information is available at www.visionsciences.com.

Except for the historical information herein, the matters discussed in this news release include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company’s future growth, margins and expenses and future financial performance. Future results may vary significantly based on a number of factors including, but not limited to, risks in market acceptance of new products and services and continuing demand for same, the impact of competitive products and pricing, seasonality, changing economic conditions and other risk factors detailed in the Company’s most recent annual report and other filings with the Securities and Exchange Commission.  Vision Sciences is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

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